Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 26, 2021 (which report expresses a qualified opinion relating to the lack of presentation of comparative information for the preceding period), with respect to the consolidated financial statements of Interconexión Eléctrica S.A. E.S.P. as of December 31, 2020 and for the year then ended, included in the Registration Statement (Form F-3 No. 333-256623) and related Prospectus of Ecopetrol S.A.

/s/ Ernst & Young Audit S.A.S.

Bogotá, Colombia

January 10, 2023